As filed with the Securities and Exchange Commission on July 14, 2021.

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Olink Holding AB (publ)

(Exact name of registrant as specified in its charter)

Sweden	3826	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Uppsala Science Park

SE-751 83

Uppsala, Sweden

Tel: +46 (0) 18 - 444 39 70

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Olink Proteomics Inc.

2711 Centerville Road, Ste 400

Wilmington, Delaware 19808

Tel: (617) 393-3933

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kristopher D. Brown Stephanie A. Richards Goodwin Procter LLP 620 Eighth Avenue New York, New York 10018 (212) 813-8800	Annika Melin Jakobsson Mats Dahlberg Advokatfirman Delphi KB Mäster Samuelsgatan 17, P.O. Box 1432 SE-111 84 Stockholm, Sweden +46 8 677 54 00	Eric Blanchard Charles Kim Darah Protas Cooley LLP 55 Hudson Yards New York, New York 10001 (212) 469-6000	Emil Hedberg Ylva Forsberg Advokatfirmaet Schjødt AS, filial Hamngatan 27 P.O. Box 715 SE-101 33 Stockholm, Sweden +46 8 505 501 00

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-257842

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standards” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered(1)	Proposed maximum aggregate offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common shares, quota value approx. SEK 2.431906612 per share (2)	575,000	$31.00	$17,825,000	$1,944.71

(1)	Represents only the additional number of shares being registered and includes 75,000 common shares issuable upon exercise of the underwriters’ option to purchase additional American Depositary Shares, or ADSs, if any. Does not include the securities that the Registrant previously registered on the Registration Statement on Form F-1 (File No. 333-257842).
(2)	All common shares in the U.S. offering will be represented by ADSs, each of which represents one (1) common share of the registrant. ADSs issuable upon deposit of the common shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 (File No. 333-254427).

The Registration Statement shall become effective upon filing in accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

This Registration Statement is being filed with the Securities and Exchange Commission, or the Commission, pursuant to Rule 462(b) under the Securities Act of 1933, as amended. This Registration Statement relates to the public offering by Olink Holding AB (publ), or the Registrant, of common shares (including common shares represented by American Depositary Shares, or ADSs), with each ADS representing one (1) common share, quota value approx. SEK 2.431906612 per share, contemplated by the Registration Statement on Form F-1 (File No. 333-257842), initially filed with the Commission by the Registrant on July 12, 2021, or the Prior Registration Statement, and is being filed for the sole purpose of registering additional securities of the same class as were included in the Prior Registration Statement. The Registrant is filing this Registration Statement for the sole purpose of increasing the aggregate offering price of common shares to be offered in the public offering by $17,825,000, which includes additional common shares that the underwriters have the option to purchase. The additional common shares that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The contents of the Prior Registration Statement, which was declared effective by the Commission on July 14, 2021, and all exhibits thereto are hereby incorporated by reference.

The required opinion and consents are listed on an Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit No.	Exhibit Index
5.1	Opinion of Advokatfirman Delphi KB, Swedish counsel to the Registrant
23.1	Consent of Öhrlings PricewaterhouseCoopers AB, independent registered public accounting firm.
23.2	Consent of Advokatfirman Delphi KB, Swedish counsel to the Registrant (included in Exhibit 5.1).
24.1*	Power of Attorney.

*	Previously filed on the signature page to the Registrant’s Registration Statement on Form F-1, as amended (File No 333-257842), originally filed with the Securities and Exchange Commission on July 12, 2021 and incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Uppsala, Sweden, on the 14th day of July, 2021.

OLINK HOLDING AB (PUBL)

By:	/s/ Jon Heimer
	Name:	Jon Heimer
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form F-1 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Jon Heimer Jon Heimer	Chief Executive Officer (Principal Executive Officer)	July 14, 2021

/s/ Oskar Hjelm Oskar Hjelm	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 14, 2021

* Jon Hindar	Chairman of the Board of Directors	July 14, 2021

* Solange Glaize	Director	July 14, 2021

* Johan Lund, PhD	Director	July 14, 2021

* Tina S. Nova, PhD	Director	July 14, 2021

* Nicolas Roelofs, PhD	Director	July 14, 2021

* Gustavo Salem	Director	July 14, 2021

* Tommi Unkuri	Director	July 14, 2021

By:	/s/ Bill Campbell	Authorized Representative in the United States	July 14, 2021
Olink Proteomics Inc.
Name: Bill Campbell
Title: Chief Executive Officer and President

*By:	/s/ Jon Heimer
Jon Heimer Attorney-in-fact